Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Charter Corporation:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 4, 2007, on the consolidated financial statements as of December 31, 2006, refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment and SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements in 2006.

Our report dated April 4, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that First Charter Corporation did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state material weaknesses were included in management’s assessment related to the Control Environment, Significant Transactions and Estimates Accounting, and Reconciliation Function.

Charlotte, North Carolina
November 7, 2007